Exhibit 4.257

/Emblem of the Russian Federation/

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 101247 dated July 25, 2012

For Rendering

Mobile Radio Telephone Communication Services

This License is granted to

Public Joint Stock Company

Mobile TeleSystems

Primary State Registration Number of a Legal Entity (Individual Entrepreneur)
(OGRN, OGRNIP)

1027700149124

Tax Identification Number (TIN)

7740000076

Location address (place of residence):

4, Marksistskaya Str., Moscow, 109147

The territory covered by telecommunications services is specified in the Appendix.

This License is granted for a term:

until July 25, 2022

This License is granted by decision of the licensing body - Order dated July 25, 2012 No. 724

Appendix being an integral part of this License is executed on 4 sheets.

Deputy Head	/signature/ O. A. Ivanov

Stamp here
Official seal:
MINISTRY OF TELECOM AND MASS COMMUNICATIONS OF THE RUSSIAN FEDERATION
FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA
PSRN 1087746736296

CN 036947

Appendix to License No. 101247

License Requirements

1.              Public Joint Stock Company Mobile TeleSystems (Licensee) shall observe the term of this License.

Abbreviated name:

MTS PJSC

PSRN 1027700149124	TIN 7740000076

Location address:

4,Marksistskaya Str., Moscow, 109147

2.    The Licensee shall commence provision of telecommunications services under this License on or before June 01, 2013.

3.    The Licensee shall provide mobile radio telephone communication services using radio electronics of LTE standard and its subsequent modifications in any of radio-frequency bandwidths 720 - 727.5/761 - 768.5 MHz, 798.5 - 806/839.5 - 847 MHz, 2540-2550/2660-2670 MHz, under this License throughout the territory of Russian Federation.

4.    Under this License the Licensee shall provide a subscriber* with:

a)                          access to the Licensee’s telecommunications network;

b)                          connections through the Licensee’s telecommunications network created using radio electronics of LTE standard and its subsequent modifications for reception (transmission) of voice and non-voice information, while ensuring the continuity of telecommunications services, regardless of the subscriber’s location, including in movement;

c)                           connections with subscribers and/or users of the public communication network;

d )                       access to telematic communication services and data communication services;

e)                           access to the information inquiry support system;

f)                            the possibility of free calls to emergency response services around the clock.

5.    The Licensee shall provide telecommunications services in accordance with the rules of telecommunications services, as approved by the Government of the Russian Federation.

6.    The Licensee shall comply with the rules of telecommunication networks connection and their interaction, approved by the Government of the Russian Federation, when providing communication services.

7.    This License was granted based on the results of the open competition No. 1/2012 for the right to obtain licenses for activities related to provision of telecommunications services.

7.1.                 The Licensee shall provide for technical capability of providing communication services on the base of its own telecommunications network established using radio electronics of LTE standard and its subsequent modifications, in all settlements with population above 50 K people and more.

Besides, communication services shall be provided in all secondary and higher educational institutions located within the borders of the specified settlements.

Network shall be deployed in any bandwidth allocated to the Licensee as specified in Clause 3 hereof or their combination.

7.2.                 The Licensee shall provide dynamics of deployment of the communication network of LTE standard and its subsequent modifications in the territory of the Russian Federation not below the following.

Date

Number of constituent entities of the Russian Federation, in the territory of which the technical capability of providing communications services shall be provided using radio electronics of LTE standard and its subsequent modifications, in accordance with licenses for doing business in the field of providing communications services obtained by the Licensee following the results of the open competition No.
1/2012

01.12.2013	7
01.12.2014	14
01.12.2015	22
01.12.2016	33
01.12.2017	50
01.12.2018	60
01.12.2019	Whole territory of the Russian Federation.

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7.3.                  The Licensee shall provide financing of works in a total scope required for deployment of the communication network of LTE standard and its subsequent modifications, but minimum 15 billion rubles annually (besides, the first year is the period from the date of making a decision until December 01,2013, then - each calendar year) until the moment of complete fulfillment of requirements specified in Clause 7.2 hereof.

Scopes of financing specified in this clause include expenses of the Licensee for deployment of the communication network established using radio electronics of LTE standard and its subsequent modifications, for the purposes of providing communication services of LTE standard in accordance with licenses for doing business in the field of providing communications services obtained by the Licensee following the results of the open competition No.1/2012.

7.4.                  The Licensee shall provide for the possibility of connection to its own communication network, established using radio electronics of LTE standard and its subsequent modifications, of communication providers that provide services of mobile radio telephone communications using a business model of virtual networks of mobile radio telephone communications (excluding organizations being affiliates of the Licensee and/or its subsidiaries, or organizations, in respect to which the Licensee is a subsidiary or affiliate) in five constituent entities of the Russian Federation for selection of the Licensee not later than in 4 years from the effective date of the License.

7.5.                  The Licensee shall during performance of organizational and technical actions to release a radio frequency spectrum do its business in accordance with appendix No.4 to the decision of the State Radio Frequency Commission dated September 08,.2011 No.11-12-02 “On usage of radio frequency spectrum by radio electronics of LTE standard and its subsequent modifications”.

7.6.                  The Licensee shall suspend provision of communication networks in the communication network established using radio electronics of LTE standard and its subsequent modifications, in the period of organization and carrying out of 2014 XXII Olympic Winter Games and XI Paralympic Winter Games in the period from October 01,.2012 to December 31,.2014 in the entire territory of the Krasnodar Territory.

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8.             When providing services under this License, the Licensee shall fulfill the conditions established in the allocation of radio-frequency bandwidths and assignment of a radio frequency or radio frequency channel.

9.             The Licensee shall have an appropriate telecommunications network management system meeting the regulatory requirements to telecommunications network management systems established by the federal executive authority responsible for telecommunications.

10.      The Licensee shall fulfill the requirements to telecommunications networks and facilities for performance of investigative activities, as established by the federal executive authority responsible for telecommunications upon agreement with the authorized state bodies engaged in investigative activities, and take measures to prevent disclosure of organizational and tactical methods of performance of these activities.

11.      The Licensee shall provide information on the basis for accrual of the mandatory deductions (non-tax payments) to the universal service fund in the manner and in the form established by the federal executive authority responsible for telecommunications.*

* In addition to the services provided for by this License, other services technologically closely related to mobile radio telephone communication services and intended for increase in their customer value may be provided, unless a separate license is required for this purpose.

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Numbered, bound and sealed
5 (five) page(s).

Head of the Department for Radio Frequency Assignment Registers and Licenses in the Field of Telecommunications

/Signature/ I.Yu. Zavidnaya

August 03, 2012

Official seal:
MINISTRY OF TELECOM AND MASS COMMUNICATIONS OF THE RUSSIAN FEDERATION FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA PSRN 1087746736296

066278